Exhibit 99.4

Consent of Morgan Stanley & Co. LLC

We hereby consent to the use in the Registration Statement of Carey Watermark Investors 2 Incorporated on Form S-4 and in the Joint Proxy Statement/Prospectus of Carey Watermark Investors 2 Incorporated and Carey Watermark Investors Incorporated, which is part of the Registration Statement, of our written opinion, dated October 21, 2019 appearing as Annex F to such Registration Statement, and to the description of such opinion and to the references thereto and to our name contained therein under the headings “Summary - Opinion of CWI 2 Special Committee’s Financial Advisor as to the Merger”, “The Merger - Background of the Merger and Internalization”, “The Merger - CWI 2’s Reasons for the Merger and the Internalization” and “The Merger - Opinion of Financial Advisors to the CWI 2 Special Committee - Opinion of CWI 2 Special Committee’s Financial Advisor as to the Merger.”  In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations promulgated thereunder.

MORGAN STANLEY & CO. LLC

By:	/s/ Morgan Stanley & Co. LLC
	Name:	Cameron Clough
	Title:	Managing Director

New York, New York

December 9, 2019